Exhibit 10.32
BAUSCH + LOMB CORPORATION
MATCHING RESTRICTED SHARE UNIT AWARD AGREEMENT
(MATCHING SHARE PROGRAM UNITS)
(Bausch + Lomb Corporation 2022 Omnibus Incentive Plan)

Bausch + Lomb Corporation (the “Company”), pursuant to the Bausch + Lomb Corporation 2022 Omnibus Incentive Plan (the “Plan”), hereby awards to you a Restricted Share Unit Award in the form of matching share units (the “Matching Restricted Share Units” or the “Award”), payable in common shares of the Company, no par value (“Common Shares”), covering the number of Common Shares set forth below. This Award is subject to all of the terms and conditions as set forth herein (the “Award Agreement”) and in the Plan, which is incorporated herein in its entirety. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan. In the event of any conflict between the terms in the Award Agreement and the Plan, the terms of the Plan shall control. For the avoidance of doubt, any terms that are contained in the Award Agreement but are not in the Plan shall not constitute a conflict and such terms in the Award Agreement shall control.

Participant:	<Participant Name>
Date of Grant:	<Grant Date>
Number of Common Shares Subject to Award:	<Number of Awards Granted>
Purchase Period:	Calendar quarter ending on the Date of Grant (or, if the Date of Grant is not the last day of a calendar quarter, the full calendar quarter immediately preceding the Date of Grant).

The details of your Award are as follows.
1.CONSIDERATION. Consideration for this Award is satisfied by your services to the Company and your purchase and retention of the Purchased Shares (as defined below).
2.VESTING.
(a)In General. Subject to the provisions of the Plan and this Award Agreement (including the provisions of Sections 2(b) through 2(e) below), one-third of the Award shall vest on each of the first three anniversaries of the Date of Grant (each such anniversary, a “Vesting Date”), provided (i) your Termination of Service does not occur prior to the relevant Vesting Date and (ii) you continue to comply with the restrictive covenants in Sections 8 and 9. Subject to Sections 2(b) through 2(d) below, in the event of your Termination of Service, the Award shall cease to vest and any portion of the Award that did not become vested prior to the date of your Termination of Service in accordance with this Section 2 shall be forfeited and cancelled immediately following your Termination of Service.
(b)Vesting Acceleration Upon Termination of Service due to Death or Disability. Notwithstanding the foregoing and any other provisions of the Plan to the contrary, in the event of your Termination of Service by the Company due to your death or Disability, then any unvested portion of your Matching Restricted Share Units will vest on the date of your Termination of Service.
(c)Vesting Acceleration Upon Termination of Service without Cause or for Good Reason. Notwithstanding the foregoing and any other provisions of the Plan to the contrary, in the event of your Termination of Service by the Company without Cause or by you for Good Reason, then a number of your unvested Matching Restricted Share Units will vest as of the date of your Termination of Service, equal to the number of your unvested Matching Restricted Share Units multiplied by a fraction, the numerator of which is the number of days elapsed from the prior Vesting Date through the date of your Termination of Service, and the denominator of which is 365, conditioned on you (i) having been employed at the Company or one of its Subsidiaries or Affiliates for at least twelve (12) months following the Date of Grant; (ii) delivering to the Company, and failing to revoke, a signed release of claims acceptable to the Company within fifty-five (55) days following the date of your Termination of Service; and (iii) complying with the restrictive covenants set forth in Sections 8 and 9; provided that, in the event your Termination of Service occurs as a result of the entity for which you are employed ceasing to qualify as a Subsidiary prior to the twelve (12)-month anniversary of the Date of Grant, the requirement to be employed by the Company or one of its Subsidiaries for at least twelve (12) months as set forth in clause (i) above shall not apply and one-third (1/3) of the Matching Restricted Share Units will vest as of the date of such Termination of Service and will convert into Common Shares in accordance with Section 4 hereof (the “Divestiture Treatment”).
(d)Vesting Acceleration Upon Termination of Service without Cause or for Good Reason in Connection with a Change of Control. Notwithstanding the foregoing and any other provisions of the Plan to the contrary, in the event of your Termination of Service by the Company without Cause or by you for Good Reason, in either case within twelve (12) months following a Change of Control (or during the six month period prior to a Change of Control if such termination was in contemplation of, and directly related to, the Change of Control), then any portion of your unvested Matching Restricted Share Units that was not cancelled in connection with such Change of Control will vest on the date of your Termination of Service (or on the date of the Change of Control if such Termination of Service occurs during the six month period prior to a Change of Control), conditioned on you delivering to the Company, and failing to revoke, a signed release of claims acceptable to the Company within fifty-five (55) days following the date of your Termination of Service and you complying with the restrictive covenants in Sections 8 and 9.
(e)Additional Forfeiture Provisions. Notwithstanding the provisions of this Section 2, if, prior to the third anniversary of the Date of Grant, you sell, assign, transfer or otherwise dispose of (in a manner not specifically approved by the Committee) any Purchased Shares, an equal number of unvested Matching Restricted Shares Units (up to the maximum number of Matching Restricted Shares Units unvested as of the date of sale, assignment, transfer or disposition) shall be forfeited, with the Matching Restricted Shares Units next scheduled to vest being forfeited first. In addition, to the extent following the Date of Grant, the Company becomes aware that you sold Common Shares in the six (6) month period prior to the Date of Grant, such that, had the Company been aware of such sale prior to the Date of Grant, some or all of the Matching Restricted Stock Units would not have been granted to you pursuant to the terms of this Award Agreement, a number of Matching Restricted Share Units (whether or not vested) equal to the number of Common Shares sold shall be forfeited, with the Matching Restricted Stock Units next scheduled to vest being forfeited first. For purposes of this Award Agreement, “Purchased Shares” shall mean the Common Shares that you purchase during the Purchase Period (as set forth above) for which the Matching Restricted Share Units were granted to you hereunder. For the avoidance of doubt, the net settlement of any previously granted equity awards to satisfy exercise price or tax withholding obligations shall not be considered a sale or other disposition of Common Shares for purposes of this Agreement.
(f)Notification Requirements. You hereby agree to notify the Company of any Purchased Shares that you sell, assign, transfer or otherwise dispose of prior to the third anniversary of the Date of Grant and the Company, in its sole discretion, has the authority to determine whether such sale results in the forfeiture of any Matching Restricted Share Units in accordance with the terms of this Award Agreement. In addition, you agree that any broker or institution holding the Purchased Shares (as specified by the Company) may provide information to the Company with respect to any transaction involving the Purchased Shares during the restricted period described in Section 2(e) above, and that the Company shall have no responsibility or liability with respect to the actions or creditworthiness of such broker or institution.
3.EXCEPTIONS TO SALES RESTRICTION. Notwithstanding the restrictions in this Award Agreement that do not permit you to sell, assign, transfer or otherwise dispose of the Purchased Shares, you are permitted to transfer any such shares without penalty under either of the foregoing circumstances: you may contribute any such shares to a limited partnership or limited liability company where all partners or members, as applicable, are members of your family (“Family Entity”) or a Grantor Retained Annuity Trust (“GRAT”) or other estate-planning trust or similar vehicle controlled by you (together with any GRAT, collectively, “Estate Planning Vehicles”), provided that the Family Entity, GRAT or Estate Planning Vehicle, (x) does not allow the shares to be sold, assigned, transferred or otherwise disposed of during the applicable restricted period (as set forth in Section 2(e) above) with respect to such shares, (y) in the case of a GRAT or other trust, you shall at all times remain the trustee of the GRAT or other trust, and (z) in the case of a Family Entity or Estate Planning Vehicles, you retain “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of such shares.
4.DISTRIBUTION OF COMMON SHARES. The Company will deliver to you a number of Common Shares equal to (i) the number of Matching Restricted Share Units subject to your Award that become vested in accordance with the terms of this Award Agreement, plus (ii) any Matching Restricted Share Units resulting from dividend equivalents credited with respect to such Matching Restricted Share Units in accordance with Section 6 of this Award Agreement, as soon as reasonably practicable (but, subject to Section 7(c)(iii) of the Plan regarding blackout restrictions, in any event no later than sixty (60) days, but in no event shall the delivery of the Common Shares be delayed pursuant to this Section 4 beyond the latest date on which such delivery could be made without violating Section 409A of the Code) following the date on which such Matching Restricted Share Units become vested; provided, that, notwithstanding anything in the Plan to the contrary, if the Company terminates your service for Cause prior to the date on which the Common Shares underlying any vested Matching Restricted Share Units are distributed to you, you shall forfeit any right to such distribution of Common Shares or if you violate any post-employment obligation that you may have to the Company or any of its Subsidiaries or Affiliates, including the restrictive covenants set forth in Sections 8 and 9 and, in either such case, you will not be entitled to compensation or damages in respect of such forfeiture.
5.NUMBER OF COMMON SHARES. The number of Common Shares subject to your Award may be adjusted from time to time for capital adjustments, as provided in Section 6(e) of the Plan. The Company will establish a bookkeeping account to reflect the number of Matching Restricted Share Units standing to your credit from time to time. However, you will not be deemed to be the holder of, or to have any of the rights of a shareholder with respect to, any Common Shares subject to your Award (including but not limited to shareholder voting rights) unless and until the Common Shares have been delivered to you in accordance with Section 4 of this Award Agreement.
6.DIVIDEND EQUIVALENTS. The bookkeeping account maintained for your Award shall, until the applicable Vesting Date or termination and cancellation or forfeiture of the Matching Restricted Share Units pursuant to the terms of this Award Agreement, be allocated additional Matching Restricted Share Units on the payment date of dividends on the Company’s Common Shares. Such dividends will be converted into a number of additional Common Shares covered by the Matching Restricted Share Units equal to the quotient of (i) the aggregate amount or value of the dividends paid with respect to that number of Common Shares equal to the number of Common Shares covered by the Matching Restricted Share Units divided by (ii) the Market Price per Common Share on the payment date for such dividend. Any such additional Matching Restricted Share Units shall be subject to the same terms and conditions (including with respect to vesting and forfeiture and, for the avoidance of doubt, shall have the same Vesting Dates) as the Matching Restricted Share Units granted under this Award Agreement.
7.DISCLOSURE AND OWNERSHIP OF INTELLECTUAL PROPERTY.
(a)Company Intellectual Property. You acknowledge and agree that any intellectual property, including, without limitation, works, materials, inventions, invention disclosures, invention registrations, patent rights, trademarks, service marks, trade names, trade dress, logos, domain names, copyrights, design rights, mask works, software, apparatus, technology, data, trade secrets, know-how and all other intellectual property and proprietary rights recognized by any applicable law of any jurisdiction, that you create, discover, conceive, reduce to practice, develop or acquire during the course of your employment or service, either alone or jointly with others, (i) using any equipment, supplies, facilities, trade secrets, know-how or other Confidential Information of the Company or any of its Affiliates, (ii) that results from any work performed for the Company or any of its Affiliates and/or (iii) that otherwise relates to the Company’s or any of its Affiliates’ business or actual or demonstrably anticipated research or development (collectively, “Company Intellectual Property”) is and shall remain the exclusive property of the Company or the Affiliate of the Company, as applicable, that is your employer (the “Employer”) whether registered or otherwise exploited or not. In furtherance of the foregoing, you hereby assign, transfer, convey and deliver to the Employer your entire right, title and interest in and to any and all such Company Intellectual Property.
(b)Work Made for Hire. You acknowledge and agree that, with respect to any Company Intellectual Property that may qualify as a Work Made For Hire as defined in 17 U.S.C. § 101 or other applicable law, such Company Intellectual Property is and will be deemed a Work Made for Hire and the Employer will have the sole and exclusive right to the copyright (or, in the event that any such Company Intellectual Property does not qualify as a Work Made for Hire, the copyright and all other rights thereto are hereby automatically assigned to the Employer as above).
(c)Disclosure. You agree to record all activities undertaken in the course of your employment and to disclose promptly in writing to the Employer any and all Company Intellectual Property. You agree that you will give the Company or any of its Affiliates all reasonable assistance and execute all documents necessary to assist with enabling the Company or any of its Affiliates to prosecute, perfect, register, record, enforce and defend any and all of their rights in and to any Company Intellectual Property and Confidential Information.
(d)Non-Assignable Inventions. If your principal work location is in California, Illinois, Kansas, Minnesota or Washington State, the provisions regarding your assignment of Company Intellectual Property to the Employer in Sections 7(a) and (b) of this Agreement may not apply to certain inventions (“Non-Assignable Inventions”) as specified in the statutory code of the applicable state. You acknowledge having received notification regarding such Non-Assignable Inventions pursuant to such states’ codes.
(e)Prior Intellectual Property. If, in the course of your employment with the Employer, you use any intellectual property that is solely or jointly owned by you or licensed to you, with the right to sub-license (collectively, “Prior Intellectual Property”), you hereby grant to the Company and its Affiliates a worldwide, non-exclusive, irrevocable, perpetual, fully paid-up and royalty-free license (with rights to sublicense through multiple tiers of sublicensees) to use, reproduce, modify, make derivative works of, publicly perform, publicly display, make, have made, sell, offer for sale, import and otherwise exploit such Prior Intellectual Property for any purpose.
(f)Waiver of Moral Rights. To the extent you may do so under applicable law, you hereby waive and agree never to assert any Moral Rights that you may have in or with respect to any Company Intellectual Property, even after termination of any work on behalf of the Company or its Affiliates. As used in this Agreement, “Moral Rights” means any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, or to withdraw from circulation or control the publication or distribution of a work, and any similar right, existing under any applicable law of any jurisdiction, regardless of whether or not such right is denominated or generally referred to as a “moral right.”
(g)This Section 7 shall survive your Termination of Service.
8.Records and Confidential Data. In consideration of the Matching Restricted Share Units issued to you pursuant to this Agreement, you agree to be bound by the covenant of confidentiality set forth in this Section 8 with respect to any and all Confidential Information (as defined below) disclosed or made available to you or of which you have otherwise become aware, whether before, on or after the date hereof.
(a)Ownership; Recognition of Company’s Rights. You acknowledge that in connection with the performance of your duties, the Company will make available to you, or you will have access to, certain Confidential Information of the Company and its Affiliates. You acknowledge and agree that any and all Confidential Information you learned or obtained during the course of your employment by the Company or any of its Affiliates or otherwise, whether developed by you alone or in conjunction with others or otherwise, shall be and is the sole and exclusive property of the Employer. No license or other right to any Confidential Information is granted to you under this Agreement. To the extent that you acquire any right, title or interest in or to any Confidential Information, you hereby assign, transfer, convey and deliver to the Employer all such right, title and interest in and to such Confidential Information.
(b)Restrictions. You (i) will keep all Confidential Information strictly confidential, (ii) will not use Confidential Information in any manner which is detrimental to the Company or its Affiliates, (iii) will not use Confidential Information other than in connection with the discharge of your duties to the Company and its Affiliates, (iv) will safeguard any and all Confidential Information from unauthorized disclosure, and (v) will not disclose, publish, use, transfer or otherwise disseminate any Confidential Information to any person or entity without the Employer’s express prior written consent, except as may be necessary to perform your duties as an employee of the Company or its Affiliates for the benefit of the Company or its Affiliates. You may, however, disclose Confidential Information to the extent it is in response to a valid order of a court or other governmental authority or to otherwise comply with applicable law; provided that, subject to Section 8(e), you shall first give notice to the Employer and reasonably cooperate with the Employer to obtain a protective order or other measures preserving the confidential treatment of such Confidential Information and requiring that the information or documents so disclosed be used only for the purposes for which the order was issued or is otherwise required by applicable law. For the avoidance of doubt, nothing in this Section 8(b) shall prevent you from exercising any legally protected whistleblower rights (including under Rule 21F under the Exchange Act).
(c)Disposition of Confidential Information. Following your Termination of Service or upon the Company’s request, you will return to the Company all copies of any and all Confidential Information in your custody, possession or control (including all copies of any analyses, compilations, studies or other documents prepared by you or for your use containing or reflecting any Confidential Information). Alternatively, with the Company’s prior written consent, you may destroy such Confidential Information. Within five (5) business days of your Termination of Service or such request by the Company, you shall deliver to the Company a document certifying that such written Confidential Information has been returned or destroyed in accordance with this Section 8(c).
(d)Confidential Information. For the purposes of this Agreement, “Confidential Information” shall mean any and all non-public, proprietary or other confidential information of the Company or its Affiliates disclosed to you, to which you have access, or of which you otherwise become aware, in each case whether in oral, written, graphic or machine readable form, including, without limitation, (i) know-how, trade secrets, inventions, discoveries, concepts, information, works, materials, processes, methods, data, software, programs, apparatus, designs and the like, and any other intellectual property the value of which is contingent upon maintaining the confidentiality thereof, (ii) information regarding the business of the Company or its Affiliates, including its products, services, budgets, contracts, reports, investigations, experiments, research, work in progress, drawings, designs, plans, proposals, codes, marketing and sales programs, client lists, client mailing lists, supplier lists, financial projections, cost summaries, pricing formulae, marketing studies relating to prospective business opportunities, and all other concepts, ideas, materials, or information prepared or performed for or by the Company or its Affiliates, (iii) information regarding the skills and compensation of the employees, contractors, and any other service providers of the Company or its Affiliates, (iv) the existence of any business discussions, negotiations, or agreements between the Company or its Affiliates and any third party, (v) all documents and other work product generated by you which contain, comment upon, or relate in any way to any information disclosed by the Company or its Affiliates, (vi) all third-party information held in confidence by the Company or its Affiliates, and (vii) the terms and conditions of this Agreement. For purposes of this Agreement, the Confidential Information shall not include and your obligation shall not extend to (i) information which is generally available to the public and (ii) information obtained by you other than pursuant to or in connection with your employment.
(e)Defend Trade Secrets Act. Pursuant to the Defend Trade Secrets Act of 2016 (which added 18 U.S.C. § 1833(b)), you and the Company acknowledge and agree that you shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, State, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, and without limiting the preceding sentence, if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and may use the trade secret information in the court proceeding, if you (x) file any document containing the trade secret under seal and (y) do not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such Section.
(f)Whistleblower Protections. Without limiting the generality of the foregoing, nothing in this Agreement precludes or otherwise limits your ability to (i) communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”) or any other federal, state or local governmental agency or commission (“Government Agency”) or self-regulatory organization regarding possible legal violations, without disclosure to the Company, or (ii) disclose information which is required to be disclosed by applicable law, regulation, or order or requirement (including without limitation, by deposition, interrogatory, requests for documents, subpoena, civil investigative demand or similar process) of courts, administrative agencies, the SEC, any Government Agency or self-regulatory organizations, provided that you provide the Company with prior notice of the contemplated disclosure and cooperates with the Company in seeking a protective order or other appropriate protection of such information. The Company may not retaliate against you for any of these activities.
(g)This Section 8 shall survive your Termination of Service.
9.Covenant Not to Solicit, Not to Compete and Not to Disparage. In consideration of the Matching Restricted Share Units issued to you pursuant to this Agreement, you agree to be bound by the covenants of non-solicitation, non-competition and non-disparagement set forth in this Section 9.
(a)Covenant Not to Solicit. To protect the Confidential Information and other trade secrets of the Company and its Affiliates, you agree, during your employment and for a period of twelve (12) months thereafter (or, if greater, the period set forth in your Service Agreement), not to solicit, hire or participate in or assist in any way in the solicitation or hire of any employees of the Company or any of its Subsidiaries or Affiliates (or any person who was an employee of the Company or any of its Subsidiaries or Affiliates during the 6-month period preceding such action). For purposes of this covenant, “solicit” or “solicitation” means directly or indirectly influencing or attempting to influence employees of the Company to become employed with any other person, partnership, firm, corporation or other entity. You agree that the covenants contained in this Section 9(a) are reasonable and desirable to protect the Confidential Information of the Company and its Affiliates, provided that solicitation through general advertising or the provision of references shall not constitute a breach of such obligations.
(b)Covenant Not to Compete. To protect the Confidential Information and other trade secrets of the Company and its Affiliates, you agree, during the period of your employment and for a period of twelve (12) months thereafter (or, if greater, the period set forth in your employment agreement) not to engage in Prohibited Activities (as defined below) in any country in which the Company or its Affiliates conduct business, or plan to conduct business, during the period of your employment. For the purposes of this Agreement, the term “Prohibited Activities” means directly or indirectly engaging as an owner, employee, consultant or agent of any entity that derives more than 10% of its consolidated revenue from the development, manufacturing, marketing and/or distribution (directly or indirectly) of the global eye health business; provided that Prohibited Activities shall not mean (i) your investment in securities of a publicly-traded company equal to less than five (5%) percent of such company’s outstanding voting securities or (ii) serving as a member of a board of directors of a company provided that, for the avoidance of doubt, you comply with the obligations set forth in Sections 8 and 9(a) of this Agreement. You agree that the covenants contained in this Section 9(b) are reasonable and desirable to protect the Confidential Information of the Company and its Affiliates.
(c)Non-Disparagement Covenant. You agree not to make written or oral statements about the Company or its Affiliates or their directors, executive officers or non-executive officer employees that are negative or disparaging. The Company and its Affiliates shall not, and the Company and its Affiliates shall instruct their directors and executive officers to not, make written or oral statements about you that are negative or disparaging. Notwithstanding the foregoing, nothing in this Agreement shall preclude you, the Company and its Affiliates, and the Company’s or any of its Affiliate’s directors and executive officers from communicating or testifying truthfully to the extent required by law to any federal, state, provincial or local governmental agency or in response to a subpoena to testify issued by a court of competent jurisdiction.
(d)Your obligations under this Section 9 shall survive your Termination of Service.
10.Severability of Restrictive Covenants. It is the intent and desire of you and the Company that the restrictive provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies as applied in each jurisdiction in which enforcement is sought. If any particular provision of Section 8 or 9 shall be determined to be invalid or unenforceable, such provision shall be amended, without any action on the part of either party hereto, to delete therefrom the portion so determined to be invalid or unenforceable, such deletion to apply only with respect to the operation of such covenant in the particular jurisdiction in which such adjudication is made.
11.Remedies for Breach of Obligations Under Sections 8 and 9. You acknowledge that the Company will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if you breach any obligation under Sections 8 or 9. Accordingly, you agree that the Company will be entitled, in addition to any other available remedies, to obtain preliminary and permanent injunctive relief against any breach or prospective breach by you of your obligations under Sections 8 or 9. Without limiting other forms of relief available to the Company, in the event of your breach of any of your obligations under Sections 8 or 9, your

Award will be forfeited for no consideration and, if payment in respect of your Award has been made, you will be obligated to return the proceeds to the Company. You agree that process in any or all of those actions or proceedings may be served by registered mail, addressed to the last address provided by you to the Company, or in any other manner authorized by law.
12.CLAWBACK. This Agreement is subject to Section 12 of the Plan and any policy the Company adopts regarding the recovery of incentive compensation and any additional clawback provisions as required by law and applicable listing rules.
13.COMPLIANCE WITH SECTION 409A OF THE INTERNAL REVENUE CODE. The Award is intended to comply with Section 409A of the Code to the extent subject thereto or to otherwise be exempt from Section 409A of the Code, and shall be interpreted in accordance with this intent and Section 409A of the Code and treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Date of Grant. Notwithstanding any provision in the Plan to the contrary, no payment or distribution under this Plan that constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of your Termination of Service with the Company shall be made to you until your Termination of Service constitutes a separation from service within the meaning of Section 409A of the Code. For purposes of this Award, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code. Notwithstanding any provision in the Plan to the contrary, if you are a specified employee within the meaning of Section 409A of the Code, then to the extent necessary to avoid the imposition of taxes under Section 409A of the Code, you shall not be entitled to any payments upon a termination of your employment or service until the earlier of: (i) the expiration of the six (6)-month period measured from the date of your separation from service or (ii) the date of your death. Upon the expiration of the applicable waiting period set forth in the preceding sentence, all payments and benefits deferred pursuant to this Section 7 (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such deferral) shall be paid to you in a lump sum as soon as practicable, but in no event later than sixty (60) calendar days, following such expired period, and any remaining payments due under this Award will be paid in accordance with the normal payment dates specified for them herein. Notwithstanding any provision of the Plan to the contrary, in no event shall the Company or any Affiliate be liable to you on account of an Award’s failure to (i) qualify for favorable U.S. or foreign tax treatment or (ii) avoid adverse tax treatment under U.S. or foreign law, including, without limitation, Section 409A of the Code.
14.SECURITIES LAW COMPLIANCE. You may not be issued any Common Shares under your Award unless the Common Shares are either (i) then registered under the Securities Act of 1933, as amended (the “Securities Act”) or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act or other applicable securities laws. Your Award must also comply with other applicable laws and regulations governing the Award, and you shall not receive such Common Shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.
15.RESTRICTIVE LEGENDS. The Common Shares issued under your Award shall be endorsed with appropriate legends, if any, determined by the Company.
16.TRANSFERABILITY. Except as otherwise permitted by the Committee in accordance with the terms of the Plan, your Award is not transferable, except by will or by the laws of descent and distribution. Notwithstanding the foregoing, by delivering written notice to the Company, in the form prescribed by the Company, you may designate a third party who, in the event of your death, will thereafter be entitled to receive any distribution of Common Shares pursuant to Section 4 of this Award Agreement.

17.AWARD NOT A SERVICE CONTRACT. Your Award is not an employment or service contract, and nothing in your Award will be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company or an Affiliate, or on the part of the Company or an Affiliate to continue such service. In addition, nothing in your Award will obligate the Company or an Affiliate, their respective shareholders, boards of directors or employees to continue any relationship that you might have as an employee of the Company or an Affiliate.
18.UNSECURED OBLIGATION. Your Award is unfunded, and as a holder of a vested Matching Restricted Share Unit, and you will be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue Common Shares pursuant to this Award Agreement. You will not have voting or any other rights as a shareholder of the Company with respect to the Common Shares subject to your Award until such Common Shares are delivered to you pursuant to Section 4 of this Award Agreement. Upon such delivery, you will obtain full voting and other rights as a shareholder of the Company. Nothing contained in this Award Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other Person.
19.WITHHOLDING OBLIGATIONS. On or before the time you receive a distribution of Common Shares pursuant to your Award, or at any time thereafter as requested by the Company, you hereby authorize any required withholding from the Common Shares, payroll and any other amounts payable or issuable to you and/or otherwise agree to make adequate provision in cash for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate which arise in connection with your Award (the “Withholding Taxes”). The Company shall (i) withhold, from Common Shares otherwise issuable upon settlement of the Award, a portion of the Common Shares with an aggregate Market Price (measured as of the date Common Shares are delivered pursuant to Section 4) equal to the amount of the applicable Withholding Taxes; provided, however, that the number of such Common Shares so withheld shall not exceed the maximum amount that can be withheld to satisfy the Company’s required tax withholding obligations and (ii) make a cash payment equal to such fair market value directly to the appropriate taxing authorities.
20.NOTICES. Any notices provided for in your Award or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.
21.HEADINGS. The headings of the Sections in this Award Agreement are inserted for convenience only and will not be deemed to constitute a part of this Award Agreement or to affect the meaning of this Award Agreement.
22.AMENDMENT. Nothing in this Award Agreement shall restrict the Committee’s (or its applicable delegate’s) ability to exercise its discretionary authority pursuant to Section 4 of the Plan; provided, however, that no such action may, without your consent, adversely affect your rights under your Award and this Award Agreement. Without limiting the foregoing, the Board (or appropriate committee thereof) reserves the right to change, by written notice to you, the provisions of this Award Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change will be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.
23.MISCELLANEOUS.
(a)The rights and obligations of the Company under your Award will be transferable by the Company to any one or more Persons, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.
(b)You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.
(c)You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award. This Award Agreement and the Plan contain the entire agreement and understanding among the parties as to the subject matter hereof, and supersede any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof.
(d)This Award Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
(e)All obligations of the Company under the Plan and this Award Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
25.GOVERNING PLAN DOCUMENT. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan will control; provided, however, for avoidance of doubt, terms contained in the Award Agreement but not in the Plan shall not constitute a conflict and such terms in the Award Agreement shall control. The Committee will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee will be final and binding upon you, the Company, and all other interested Persons. No member of the Board or the Committee will be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Award Agreement.
26.EFFECT ON OTHER EMPLOYEE BENEFIT PLANS. The value of the Award subject to this Award Agreement will not be included as compensation, earnings, salaries, wages or other similar terms used when calculating the employee’s benefits under any employee benefit plan sponsored by the Company or any Affiliate except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans. Nothing set forth in this Award Agreement shall be interpreted to guarantee any specific compensation or benefits set forth in any employee benefit plan sponsored by the Company or its Affiliates.
27.CHOICE OF LAW. The interpretation, performance and enforcement of this Award Agreement will be governed by the laws of the Province of Ontario and the laws of Canada. Each of the parties submits to the exclusive jurisdiction of the state courts within the State of New Jersey. In any issue, claim, demand, action, cause of action, suit or proceeding arising out of, or relating to, this Award Agreement, each of the parties agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agrees not to bring any action or proceeding arising out of, relating to, based on or in connection with this Award Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.
28.SEVERABILITY. If all or any part of this Award Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Award Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Award Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
29.ACKNOWLEDGEMENTS. By accepting this Award, you hereby (i) acknowledge and agree that, notwithstanding anything to the contrary in any Employee Privacy Notice, and subject to the terms of Section 25 of the Plan, such Employee Privacy Notice shall apply to the Company’s and its Affiliates’ processing of your personal data in connection with the Plan and this Award, and (ii) consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third-party designated by the Company.